Calculation of Filing Fee Tables
S-8
Petco Health & Wellness Company, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A common stock, par value $0.001 per share	457(a)	15,500,000	$ 2.63	$ 40,765,000.00	0.0001381	$ 5,629.65
Total Offering Amounts:						$ 40,765,000.00		$ 5,629.65
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 5,629.65
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 shall be deemed to cover any additional shares of Class A common stock, par value $0.001 per share (the "Common Stock") of Petco Health and Wellness Company, Inc. that may be issued pursuant to the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan (as amended, the "Plan") as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged. The price per share with respect to shares of Class A Common Stock issuable under the Plan was calculated in accordance with Rule 457(c) and (h) of the Securities Act for purposes of calculating the registration fee based on the average of the high and low price of the Class A Common Stock on September 1, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources